Exhibit 99.1

FROM:	NEWTEK BUSINESS SERVICES, INC. (NASDAQ: NEWT)
212 West 35th Street
New York, NY 10001
http://www.thesba.com

Rubenstein Public Relations
Telephone: (212) 843-9335
Contact: Jonathan Goldberg / jgoldberg@rubensteinpr.com

Investor Relations
Telephone: (212) 356-9500
Contact: Jayne Cavouto

FOR IMMEDIATE RELEASE

NEWTEK BUSINESS SERVICES, INC.

REPORTS SECOND QUARTER 2012 PRETAX INCOME OF $1.9 MILLION AND

EPS OF $0.03 PER DILUTED SHARE

REAFFIRMS FULL YEAR 2012 EPS GUIDANCE

OF BETWEEN $0.10 and $0.14 PER DILUTED SHARE

New York, N.Y. – July 31, 2012 - Newtek Business Services, Inc. (NASDAQ: NEWT) (www.thesba.com) The Small Business Authority, a provider of business services and financial products to the small- and medium-sized business market, reported today its financial results for the quarter ended June 30, 2012.

Second Quarter 2012 Highlights:

•	The Company had consolidated pretax income of $1.9 million; an increase of $1.8 million compared to the second quarter of 2011.

•

The Company had consolidated net income of $1.2 million; an increase of $1.5 million compared to the second quarter of 2011, and EPS of $0.03 per diluted share as compared to a loss of $(0.01) per diluted share for the second quarter of 2011.

•	The Company had consolidated Modified EBITDA for the second quarter of 2012 of $3.7 million, as compared to $1.7 million for the second quarter of 2011.

•	The Company had EPS of $0.07 per diluted share for the six months ended June 30, 2012, as compared to $0.01 per diluted share for the six months ended June 30, 2011.

•	Electronic payment processing segment pretax income increased 42% to $1.9 million in the second quarter of 2012 as compared to $1.3 million in the second quarter of 2011.

•	Small business finance segment pretax income increased 43% to $1.5 million in the second quarter of 2012 as compared to $1.0 million in the second quarter of 2011.

•	Servicing fee income generated through our Small business lender grew 170% period over period from $729 thousand during the second quarter of 2011, to $2.0 million in the second quarter of 2012.

•	Our SBA lender closed $52.0 million in loans during the first six months of 2012 as compared to $49.3 million during the same period in 2011.

•	The Company bought back 780,920 shares of its common stock in the open market under its one million share authorization during the quarter.

•

The Company closed a $10-$15 million, five year credit agreement with Summit Partners, of which $10 million was drawn during the quarter. The funds will be used to support Newtek’s continued growth and provide working capital necessary to expand its product offering.

•

The Company is reaffirming its Full Year 2012 Guidance for EPS of between $0.10 and $0.14 per diluted share, pretax income between $6.5 million and $8.5 million, and Modified EBITDA between $14.3 million and $16.3 million.

Barry Sloane, Chairman, President and Chief Executive Officer said “We are elated at the financial results of the business and its model as years of planning and investment are paying off in growing earnings for our shareholders. Our electronic payment processing and small business finance segments are driving results while our managed technology solutions segment repositions and refocuses its efforts on new products and creating efficiencies for our clients.

“Our 2012 Modified EBITDA midpoint forecast of $15.3 million and pretax income midpoint forecast of $7.5 million is indicative of our strategy succeeding. Our recent Summit Partners financing agreement allows us to continue to grow our lending business. Every $100 million of SBA 7(a) loan originations equates to an estimated additional $4 million of pretax income.

“We are extremely happy with the track and direction of the Company. The Company completed a buyback of 780,920 shares of its common stock during the second quarter and will be rolling out its national TV campaign for all products beginning this quarter. Our future is bright and we welcome investors into our family.”

Second Quarter 2012 Financial Results

For the quarter ended June 30, 2012, the Company had consolidated pretax income of $1.9 million, compared to $136 thousand in 2011, an increase of $1.8 million. The Company reported second quarter 2012 consolidated net income attributable to Newtek Business Services, Inc. of $1.2 million or $0.03 per diluted share for the quarter, as compared to a loss of $(287) thousand, or $(0.01) per diluted share in the second quarter of 2011. Improvements in both the pretax and after tax earnings are attributable to improved pretax income in all segments for the quarter.

For the quarter ended June 30, 2012, total consolidated operating revenues increased $16 thousand as compared to the same period one year ago. Total net change in fair value increased by $2 million to a loss of $(675) thousand for the quarter ended June 30, 2012, from a loss of $(2.7) million for the quarter ended June 30, 2011. The decrease in fair value loss for the period was attributable to a reduction in the discount the Company uses to measure the fair value of loans held for investment, as well as $(1.7) million in fair value loss recognized in the second quarter of 2011 for SBA loans transferred, subject to premium recourse that was recognized as revenue in 2011.

Outlook for 2012

The Company is reaffirming its full year 2012 guidance for consolidated revenues of between $129.1 million and $132.2 million and pretax income of between $6.5 million and $8.5 million. Midpoint Modified EBITDA is forecast at $15.3 million. Full year EPS guidance is between $0.10 and $0.14 per diluted share. Annual guidance by segment for revenue, pretax income (loss) and Modified EBITDA will be provided in the conference call presentation today Tuesday, July 31, 2012 at 4:15 p.m. ET and will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at www.thesba.com.

Cautionary Statement

2012 Guidance information contained in this press release is based on management’s current expectations. These statements are forward-looking and actual results may differ materially. See “Note Regarding Forward-Looking Statements” below.

Use of Non-GAAP Financial Measures

In evaluating its business, Newtek considers and uses Modified EBITDA as a supplemental measure of its operating performance. The Company defines Modified EBITDA as earnings before income from tax credits, interest expense, taxes, depreciation and amortization, stock compensation expense, other than temporary decline in value of investments, Capco fair value change and the loss on the lease restructure. The Company also presents Modified EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term Modified EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income (loss), operating performance or liquidity presented in accordance with U.S. GAAP. Modified EBITDA has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider Modified EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, Modified EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by Modified EBITDA.

Second Quarter 2012 Conference Call and Webcast

A conference call to discuss these results will be hosted by Barry Sloane, Chairman, President and Chief Executive Officer, and Jennifer Eddelson, Chief Accounting Officer, today, Tuesday, July 31, 2012 at 4:15 p.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.

A live audio webcast of the call and the corresponding presentation will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events.cfm. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation. The telephone replay can be accessed by dialing (855) 859-2056 or (404) 537-3406 and entering code 94355468. Both web-based and telephonic replays will be available through August 6, 2012.

About Newtek Business Services, Inc.

Newtek Business Services, Inc., The Small Business Authority, is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek® brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today’s marketplace. Newtek provides one or more of its services to over 100,000 business accounts and has positioned the Newtek® and The Small Business Authority brands as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 27.5 million small businesses in the United States, which in total represent 99.7% of all employer firms.

Newtek Business Services, The Small Business Authority, provides the following products and services:

•

Electronic Payment Processing: eCommerce, electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•	Web Hosting: Full-service web host which offers eCommerce solutions, shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	eCommerce: A suite of services that enable small businesses to get up and running on-line quickly and cost effectively, with integrated web design, payment processing and shopping cart services.

•	Business Lending: Broad array of lending products including SBA 7(a) and SBA 504 loans.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

Note Regarding Forward-Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

For more information, please visit www.thesba.com.

Contact:

Newtek Business Services, Inc.

Barry Sloane

Chairman and CEO

212-356-9500

bsloane@thesba.com

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(In Thousands, except for Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating revenues	$32,338	$32,322	$63,067	$62,845

Net change in fair value of:
SBA loans	(569)	(2,686)	(663)	(3,858)
Warrant liability	(111)	—	(111)	—
Credits in lieu of cash and notes payable in credits in lieu of cash	5	1	41	76

Total net change in fair value	(675)	(2,685)	(733)	(3,782)

Operating expenses:
Electronic payment processing costs	17,849	17,628	34,730	34,722
Salaries and benefits	5,437	5,524	11,113	10,709
Interest	1,136	804	1,973	1,859
Depreciation and amortization	711	1,029	1,512	2,059
Provision for loan losses	154	73	264	86
Other general and administrative costs	4,446	4,443	8,707	8,658

Total operating expenses	29,733	29,501	58,299	58,093

Income before income taxes	1,930	136	4,035	970
Provision for income taxes	726	447	1,522	803

Net income (loss)	1,204	(311)	2,513	167
Net income attributable to non-controlling interests	29	24	23	55

Net income (loss) attributable to Newtek Business Services, Inc.	$1,233	$(287)	$2,536	$222

Weighted average common shares outstanding - basic	35,922	35,716	35,851	35,696

Weighted average common shares outstanding - diluted	36,881	35,716	36,536	36,350

Earnings (loss) per share - basic and diluted	$0.03	$(0.01)	$0.07	$0.01

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2012 AND DECEMBER 31, 2011

(In Thousands, except for Per Share Data)

	June 30, 2012	December 31, 2011
	Unaudited	(Note 1)
ASSETS
Cash and cash equivalents (includes $2,850 and $0, respectively, related to VIE)	$23,061	$11,363
Restricted cash	8,938	14,066
Broker receivable	5,643	4,911
SBA loans held for investment, net (includes $14,120 and $15,217, respectively, related to securitization trust VIE; net of reserve for loan losses of $2,380 and $2,900, respectively)	17,075	18,555
SBA loans held for investment, at fair value (includes $24,004 and $19,617, respectively, related to securitization trust VIE )	31,410	21,857
Accounts receivable (net of allowance of $633 and $308, respectively)	12,775	10,493
SBA loans held for sale, at fair value	1,783	2,198
Prepaid expenses and other assets, net (includes $1,235 and $1,211, respectively, related to securitization trust VIE)	9,285	11,762
Servicing asset (net of accumulated amortization and allowances of $6,322 and $5,964, respectively)	3,831	3,420
Fixed assets (net of accumulated depreciation and amortization of $12,942 and $16,463, respectively)	2,844	2,853
Intangible assets (net of accumulated amortization of $13,585 and $13,226, respectively)	1,088	1,420
Credits in lieu of cash	11,552	16,948
Goodwill	12,092	12,092
Deferred tax asset, net	1,617	72

Total assets	$142,994	$132,010

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses	$12,996	$14,196
Notes payable	26,631	13,565
Note payable – securitization trust VIE	24,253	26,368
Deferred revenue	1,484	1,634
Notes payable in credits in lieu of cash	11,552	16,948
Warrant liability	2,070	—

Total liabilities	78,986	72,711

Commitments and contingencies
Equity:
Newtek Business Services, Inc. shareholders’ equity:
Preferred shares (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common shares (par value $0.02 per share; authorized 54,000 shares, 36,913 issued; 35,200 and 35,702 outstanding, respectively, not including 83 shares held in escrow)	738	734
Additional paid-in capital	58,344	57,960
Retained earnings (includes $1,466 and $0, respectively, related to consolidation of VIE on January 1, 2012)	4,044	45
Treasury shares, at cost (1,713 and 999 shares, respectively)	(1,467)	(620)

Total Newtek Business Services, Inc. shareholders’ equity	61,659	58,119
Non-controlling interests	2,349	1,180

Total equity	64,008	59,299

Total liabilities and equity	$142,994	$132,010